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                                    EXHIBIT NO. 4

                    SERIES A PREFERRED SHARE CERTIFICATE - ONLINE



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                           ONLINE INTERNATIONAL CORPORATION
                                (A Nevada Corporation)

                         SERIES A PREFERRED SHARE CERTIFICATE

CERTIFICATE NO: 1                                          NO. SHARES: 250

    THIS CERTIFIES that GAMING LOTTERY CORPORATION is the owner of TWO HUNDRED FIFTY (250) fully paid and nonassessable shares of the Series A Preferred Stock of ONLINE INTERNATIONAL CORPORATION, a corporation organized under the laws of the State of Nevada, transferable on the books of the corporation by the holder hereof, in person or by duly authorized attorney, or surrender of this certificate properly endorsed.

                  RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

    The rights, preferences, privileges and restrictions of these shares Series "A" Preferred Shares (the "Shares") are as follows:

    1. DIVIDENDS: A fixed, preferential non-cumulative cash dividend rate of five percent (5%) payable semi-annually and to commence thirty (30) months from the date hereof. This dividend rate to be adjusted to reflect any reorganization of the present capitalization structure of the corporation.

    2. LIQUIDATION PREFERENCE: The preferential right to participate in any distribution or liquidation or dissolution of the corporation.

    3. LIMITED VOTING RIGHTS: Except as specifically set forth here in Paragraph 11, these Shares shall not have the right to vote in the same manner and on the same corporate matters as the holders of common stock of the corporation.

    4. CONVERSION RIGHTS: The right to convert all or any portion thereof of the Shares into shares of common stock at a conversion rate of one (1) preferred share for 16,667 common shares utilizing a $6.00 per share conversion rate as the capitalization of the corporation as of the date hereof with said rate to be adjusted to reflect any reorganization of the capitalization structure of the corporation. This right to convert all or any portion thereof of the Shares shall remain with the Holder or its transferees or assignees in perpetuity.


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    5. CONVERSION DATE: The Conversion Date for this Shares shall commence thirty (30) days after the date hereof.

    6. MANNER OF EXERCISE OF CONVERSION RIGHTS: In order to exercise the conversion rights of these Shares, the Holder of said Shares must give written notice to the corporation no earlier than ten (10) days after the Conversion Date of its intention to exercise its conversion rights.

    7. RESERVATION OF COMMON STOCK: The corporation shall, at all times during the period which the Holder of the Shares has the right to convert the Shares to common shares of the corporation, reserve and keep available out of its authorized but unissued common shares, such amount of its duly authorized shares of common stock as shall be necessary to effect the conversion of these Shares.

    8. CONVERSION LIMITATIONS: The Holder of these Shares shall only be permitted to convert that amount of its Shares which would result after such conversion with the Holder then owning a maximum of twenty percent (20%) of the then issued and outstanding common shares of the corporation. The Holder may cumulatively convert a total amount of its Shares which will result in the Holder having cumulatively owned common shares in excess of this twenty percent (20%) limitation. However, upon the completion of any single conversion transaction, the Holder will be limited to a then present ownership of a maximum of twenty percent (20%) of the issued and outstanding common shares of the corporation. However, in the event the corporation is in breach of any of its obligations as set forth herein in Paragraph 10, the conversion rights of the Holder shall not be subject to the conversion limitations set forth in this Paragraph 6.

    9. ISSUANCE OF SHARES PURSUANT TO REGULATION S: The shares of common stock that are to be issued to the Holder of the Shares resulting from the exercise of its conversion rights, shall be issued pursuant to SEC Regulation S if the converting Holder is a "non-U.S. person" and further satisfies all of the other conditions of SEC Regulation S.

    10. CONDITIONS, OBLIGATIONS AND REOUIRED APPROVALS: The corporation shall be required to provide the Holder of the Shares the documents set forth below and to refrain from certain corporate actions unless the corporation obtains the prior written approval of no less than fifty-one percent (51% of the issued and outstanding Series A Preferred Shares:


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         1.   FINANCIAL STATEMENTS: To provide the Holder with copies of all regularly prepared quarterly and annual financial statements of the corporation.

         2. ACCESS TO BOOKS AND RECORDS: To provide the Holder with reasonable access for review, inspection and copying of the corporation's books and records.

         3. APPOINTMENT AND COMPENSATION OF OFFICERS: To obtain the written approval of the Holder for the appointment and compensation of all officers and management and supervisory personnel of the corporation, including but not limited to its executive officers.

         4. CAPITAL EXPENDITURES: To make no capital expenditures in excess of $100,000 without the prior written approval of the Holder.

         5. ACQUISITIONS AND MERGERS: To make no acquisitions and/or mergers with other entities without the prior written approval of the Holder.

         6. ISSUANCE OF SECURITIES AND ADJUSTMENT TO CAPITAL STRUCTURE: To issue any shares of common stock or other securities, incur any debt other than ordinary trade creditors, declare any type of stock or cash dividend or make any adjustment to the capitalization of the corporation without the prior written approval of the Holder.

         7. POSITIVE SHAREHOLDER EQUITY: To maintain at all times both a positive shareholder equity and positive working capital.

    11. BREACH OF CONDITIONS AND OBLIGATIONS: In the event of a breach of any of the conditions set forth above in Paragraph 10 on the part of the corporation and/or the corporation fails to obtain the required approvals of the Holders as further set forth above in Paragraph 10, the corporation shall be deemed to be in "default" and the Holder hereof shall be entitled to exercise the following rights with respect to its Shares:


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         1.   VOTING RIGHTS: The Shares shall have the same voting rights as the common shares of the corporation and shall not be subject to the provisions of Paragraph 3 herein.

         2. CONVERSION RIGHTS: The Holder hereof shall be entitled to convert any portion up to the entire amount of its Shares and shall not be subject to the conversion limitations set forth in Paragraph 8 herein.

    12. TRANSFERABILITY OF SHARES: The Holder of these Shares shall have the absolute right to transfer or assign all or any portion thereof of the Shares. The transferee or assignee of the Shares shall have all of the rights, preferences and privileges of the Shares and shall be subject to the same restrictions of said Shares.

    IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed by its duly authorized officers and its corporation seal to be hereunder affixed this 23 day of January, 1997.



/s/ James Russell                                /s/ Victoria S. Danseglio
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PRESIDENT                                             SECRETARY






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